Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RCN Corporation

We consent to the use in this Registration Statement on Form S-1 of our reports dated May 6, 2005, with respect to the consolidated balance sheet of RCN Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period December 21, 2004 through December 31, 2004 (Successor company) and for the period January 1, 2004 through December 20, 2004 (Predecessor Company), management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus. We also consent to the reference to us under the heading Selected Financial Data in such Registration Statement.

Our report dated May 6, 2005 includes an explanatory paragraph that states that the Successor Company emerged from bankruptcy on December 21, 2004 pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court by order dated December 21, 2004. Accordingly, the accompanying consolidated financial statements of the Successor Company have been prepared in conformity with the Fresh Start accounting provisions of the AICPA’s statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7). As a result, the consolidated financial statements of the Successor Company are presented on a different basis than that prior to the reorganization and, therefore, are not comparable in all respects.

Friedman LLP

East Hanover, New Jersey

July 22, 2005